FOR IMMEDIATE RELEASE

Contact:
Thomas R. Butkus
Chairman, President, and Chief Executive Officer
(708) 687-7400

AJS Bancorp, Inc. Announces Fourth Quarter and Year Ended 2014 Earnings

MIDLOTHIAN, IL – February 23, 2015 – AJS Bancorp, Inc. (the “Company”) (OTCBB: AJSB), the holding company for A.J. Smith Federal Savings Bank (the “Bank”), announced fourth quarter 2014 net income of $66,000, or $0.03 per share, compared to net income of $223,000, or $0.10 per share for fourth quarter 2013. Net income for the year ended December 31, 2014 was $2.1 million, or $0.96 per share, compared to $903,000, or $0.39 per share for the year ended December 31, 2013.

For the three months ended December 31, 2014:

Net income for the three months ended December 31, 2014 decreased $157,000, or 70.4%, to $66,000, compared to net income of $223,000 for the three months ended December 31, 2013. The decline reflected a decrease in net interest income of $136,000, a decrease in non-interest income of $129,000, and an increase in the provision for loan losses of $10,000, partially offset by a decrease in non-interest expense of $109,000.

Net interest income decreased $136,000 to $1.1 million for the three months ended December 31, 2014, from the comparable quarter in 2013. The prolonged period of low interest rates and highly competitive loan environment continued to put downward pressure on the net interest margin. The net interest margin declined 24 basis points to 2.18% for the fourth quarter 2014 compared to 2.42% for the fourth quarter 2013. The decline was primarily a result of the decrease in the average yield on loans and a change in the mix of interest-earning assets, which have shifted from loans and securities available-for-sale to a greater amount of low-yielding cash and cash equivalents. The average rate earned on interest-earning assets declined 28 basis points to 2.66%, while the average yield paid on interest-bearing liabilities decreased three basis points to 0.62% for the fourth quarter of 2014 compared to the third quarter of 2013.

For the three months ended December 31, 2014, the Company recorded a provision for loan losses of $10,000, as compared to no provision for loan losses for the same period in 2013. At December 31, 2014 non-performing loans as a percent of total loans decreased to 2.59% from 2.72% at December 31, 2013. The decline was a result of the decrease in non-performing loans of $293,000 from December 31, 2013 to December 31, 2014.

Non-interest income decreased $129,000 to $171,000 for the three months ended December 31, 2014, from $300,000 for the three months ended December 31, 2013. The decrease was primarily due to a decline in gains on securities sales as there were no securities sales during the three months ended December 31, 2014 as compared to gains on securities sales of $136,000 during the three months ended December 31, 2013.

Non-interest expense decreased $109,000 to $1.2 million for the fourth quarter 2014. The decline was primarily a result of a decrease in compensation and employee benefits expense of $44,000, a decrease in federal deposit insurance expense of $18,000, and a decrease in other real estate owned loss expense of $25,000, partially offset by an increase in occupancy expense of $10,000 and an increase in professional and regulatory expense of $9,000.

For the year ended December 31, 2014:

Net income for the year ended December 31, 2014 increased $1.2 million, or 132.8%, to $2.1 million compared to net income of $903,000 for the year ended December 31, 2013. The increase reflected an income tax benefit recognized of $1.7 million during the second quarter of 2014 due to the reversal of the deferred tax asset valuation allowance and an increase in non-interest income of $659,000, partially offset by a decrease in net interest income of $312,000, an increase in the provision for loan losses of $697,000, and an increase in non-interest expense of $159,000.

Net interest income decreased $312,000 to $4.6 million for the year ended December 31, 2014, from the year ended December 31, 2013. The prolonged period of low interest rates and highly competitive loan environment continued to put downward pressure on the net interest margin. The net interest margin declined 18 basis points to 2.26% for the year ended December 31, 2014 compared to 2.44% for the year ended December 31, 2013. The decline was primarily a result of a decrease in the average yield on loans and a change in the mix of interest-earning assets, which have shifted from loans and securities available-for-sale to a greater amount of low-yielding cash and cash equivalents. This decrease was partially offset by a decrease in the average cost of interest-bearing deposits resulting from continued change in the mix of deposits  from certificates of deposit to core deposits (deposits excluding certificates of deposit) and the continued re-pricing of certificates of deposit to lower current market interest rates upon maturity. The average rate earned on interest-earning assets declined 25 basis points to 2.76%, while the average yield paid on interest-bearing liabilities declined four basis points to 0.63% for the year ended December 31, 2014 compared to the year ended December 31, 2013.

For the year ended December 31, 2014, the Company recorded a provision for loan losses of $697,000, as compared to no provision for loan losses for 2013. The primary reason for the increase was due to the sale of $1.6 million of impaired loans during 2014, which resulted in an aggregate net charge-off of $410,000. The loan sale was a function of the Company’s continued efforts to improve asset quality. At December 31, 2014 non-performing loans as a percent of total loans decreased to 2.59% from 2.72% at December 31, 2013.

Non-interest income increased $659,000 to $1.5 million for the year ended December 31, 2014, from $857,000 for the year ended December 31, 2013. The increase was primarily due to an $805,000 increase in gains on other real estate owned sales, partially offset by a decrease of $59,000 in gains on securities sales, a decrease of $49,000 in other non-interest income items, and a decrease of $37,000 in service fee income. Gains on other real estate owned were $756,000 for the year ended December 31, 2014 compared to losses on other real estate owned of $49,000 for the year ended December 31, 2013. The increase was primarily attributed to the third quarter 2014 sale of an other real estate owned property of $1.0 million, which represented a 12.1% participation in a $9.4 million unimproved land loan located in Northbrook, Illinois and resulted in a gain of $741,000. Gains on securities sales were $123,000 and $182,000 for the year ended December 31, 2014 and 2013, respectively.

Non-interest expense increased $159,000 to $5.0 million for 2014 compared to 2013. The increase was due primarily to an increase in professional and regulatory expense of $168,000 as a result of operating as a public company for the year ended December 31, 2014.

The income tax benefit for the year ended December 31, 2014 was $1.7 million compared to no income tax expense or benefit for the year ended December 31, 2013. The Company recognized an income tax benefit of $1.7 million from the reversal of the deferred tax asset valuation allowance in the second quarter of 2014.

Financial Condition Changes at December 31, 2014 from December 31, 2013:

At December 31, 2014, total assets were $217.5 million, a decrease of $3.4 million, compared with $220.9 million at December 31, 2013. The decrease was primarily due to a decrease in securities available-for-sale of $9.6 million, a decrease in net loans of $5.0 million, and a decrease in other real estate owned of $877,000, partially offset by an increase in cash and cash equivalents of $10.6 million and an increase in other assets of $1.3 million.

Total liabilities were $184.3 million at December 31, 2014, a decrease of $2.2 million, from December 31, 2013. The decrease in total liabilities was due to a $5.0 million decrease in Federal Home Loan Bank advances to $12.0 million at December 31, 2014, partially offset by a $1.7 million increase in total deposits to $166.2 million at December 31, 2014.

Stockholders’ equity at December 31, 2014 was $33.2 million, a decrease of $1.2 million, from December 31, 2013. The decrease resulted from repurchased shares of 150,867 at an average price of $13.53 per share from the first and second stock repurchase programs for a total cost of $2.0 million and dividend on common stock of $1.5 million, offset by net income of $2.1 million and a decrease in the unrealized loss on securities classified as available-for-sale of $385,000 for the year ended December 31, 2014. Book value per share was $14.97 at December 31, 2014 as compared to $14.86 at December 31, 2013.

Cash Dividend Payment to Occur in February
The Company announced on January 20, 2015 the declaration of a quarterly cash dividend on the Company’s outstanding common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of February 3, 2015 and is expected to be paid on February 24, 2015.

About AJS Bancorp, Inc.
AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total assets of $217.5 million and total deposits of $166.2 million as of December 31, 2014. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands)

Total assets	$217,523	$220,926
Cash and cash equivalents	32,898	22,281
Securities available for sale	54,214	63,804
Loans, net	114,130	119,146
Bank owned life insurance	5,706	5,511
Total liabilities (1)	184,310	186,542
Deposits	166,249	164,519
Federal Home Loan Bank advances	12,000	17,000
Stockholders’ equity	33,213	34,384

(1)	Total liabilities at December 31, 2014 and December 31, 2013 includes Employee Stock Ownership repurchase obligations of $909 and 646, respectively.

Statements of Income
	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013		2014	2013
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$1,350	$1,509	1	$5,619	$6,057
Interest expense	246	269		1,009	1,135
Net interest income	1,104	1,240		4,610	4,922
Provision for loan losses	10	-		697	-
Net interest income after provision for loan losses	1,094	1,240		3,913	4,922
Total non-interest income	171	300		1,516	857
Total non-interest expense	1,208	1,317		5,035	4,876
Income before income taxes	57	223		394	903
Income tax benefit	(9)	-		(1,708)	-
Net income	$66	$223		$2,102	$903
Diluted earnings per share (2)	$0.03	$0.10		$0.96	$0.39

(2)	Shares held by the public prior to October 9, 2013, have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.1460.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)

Return on average assets	0.12%	0.40%	0.96%	0.41%
Return on average equity	0.78%	2.82%	6.09%	3.55%
Average interest-earning assets to average interest-bearing liabilities	127.35%	124.39%	127.13%	119.14%
Interest rate spread	2.05%	2.29%	2.13%	2.34%
Net interest margin	2.18%	2.42%	2.26%	2.44%

	December 31,	December 31,
	2014	2013
	(Unaudited)

Asset Quality Ratios:
Non-performing assets as a percent of total assets	2.17%	2.67%
Non-performing loans as a percent of total loans	2.59%	2.72%
Allowance for loan losses as a percent of non-performing loans	37.04%	42.77%
Allowance for loan losses as a percent of total loans	0.96%	1.16%